Exhibit 99.1

SOUTHWEST CASINO CORPORATION EXTENDS MANAGEMENT

AGREEMENT WITH CHEYENNE AND ARAPAHO TRIBES OF OKLAHOMA

MINNEAPOLIS, MN — May 21, 2007 — Southwest Casino Corporation (OTCBB: SWCC) announced today that on May 18, 2007 the National Indian Gaming Commission (NIGC) approved a two-year extension of the Company’s gaming management relationship with the Cheyenne and Arapaho Tribes of Oklahoma.  Under the extension, Southwest will continue to manage the Tribes’ Lucky Star — Concho and Lucky Star — Clinton casinos.  The Company’s management agreement was due to expire at midnight on May 19, 2007.

Mr. Jim Druck, Chief Executive Officer of Southwest, commented, “We look forward to continuing our relationship with the Cheyenne and Arapaho Tribes.  We are deeply appreciative of the broad support we received from members of the Tribes for our continued management and expansion of their gaming enterprises.  We are committed to helping the Tribes own and operate the best casinos in Oklahoma.”

Mr. Druck added, “The extension builds on our 13-year track record in managing successful operations at the Lucky Star casinos in Concho and Clinton.  We will continue to work to further extend our relationship and expand the number and size of casinos in the Tribes’ gaming operations we manage, which will generate significantly greater revenue for the Tribes and additional employment opportunities for tribal members.”

Southwest and representatives of the Tribes requested NIGC approval of several contracts, including Amendment No. 11 that extends the existing agreement for two years.  The contracts were approved by a vote of the members of the Cheyenne and Arapaho Tribal Council, which consists of all adult members of the Tribes, who attended a meeting on March 31, 2007 and subsequently ratified by the tribal Legislature on April 14, 2007.

The NIGC initially notified Southwest on May 16, 2007 that it could not approve the contracts submitted to it for the extension and expansion of the management relationship between Southwest and the Tribes based on the NIGC’s determination that the Tribes did not have the proper authority to enter into those contracts because the tribal Governor had not negotiated or signed the agreements.  The tribal Governor had previously filed a lawsuit in tribal court seeking to have the Tribal Council resolution declared unconstitutional.  The NIGC stated in its letter that it would be willing reconsider its decision if a tribal court ruled to the contrary.

On May 18, 2007, the Cheyenne and Arapaho Trial Court held a hearing after which it issued an order that the Tribal Council resolutions authorizing the extension of the gaming management contract were constitutional, the time limits in those resolutions were reasonable, negotiations among Southwest, the Tribes, the tribal Governor and his agents were sufficient for the two-year extension of the management contract, the tribal Governor’s further duties with regard to the extension of the contract were merely ministerial, and the tribal Legislature properly ratified the extension.

Based on the May 18th Court order, the NIGC reconsidered its May 16th decision to deny approval of the extension of Southwest’s management contract with the Tribes and approved Amendment No. 11 to the existing agreement.  Amendment No. 11 extends the existing agreement until the earlier of May 19, 2009 or NIGC approval of a new gaming management contract between Southwest and the Tribes.  Amendment No. 11 also reduces the management fee paid to Southwest from 20 percent of net revenue to 10 percent of the first $28 million of net revenue with an additional 15 percent management fee on net revenue above $28 million.

About Southwest Casino Corporation

Southwest Casino Corporation develops, owns, operates, manages and provides consulting services to casinos, gaming facilities and leisure facilities.  Southwest owns and operates three casinos, the Gold Rush Hotel and Casino, Gold Digger’s Casino and Uncle Sam’s Casino in Cripple Creek, Colorado.  Southwest also manages the Lucky Star Casino facilities in Concho and Clinton, Oklahoma under a management agreement with the Cheyenne and Arapaho Tribes of Oklahoma and has entered into an agreement, which must be approved by the Chairman of the National Indian Gaming Commission (NIGC), to manage a casino for the Otoe-Missouria Tribe of Indians in Oklahoma.  Southwest owns a 50 percent membership interest in North Metro Harness Initiative, LLC, which is building a harness racetrack and 50-table card room in Columbus, Minnesota on the north side of the Twin Cities Metropolitan Area.  Our corporate offices are located at 2001 Killebrew Drive, Suite 350, Minneapolis, Minnesota 55425.

This Press Release does not constitute an offer of to sell or solicitation of an offer to buy any securities.

This Press Release contains forward-looking statements, including statements regarding Southwest’s beliefs about its ongoing business.  These forward-looking statements involve risks and uncertainties that could cause the statements to be incorrect or cause actual results to differ materially.  Those risks include all risks associated with the managing, expanding and developing existing and new Native American gaming facilities.  Many of these risks are specifically identified in Sections 2, 4 and 5 of the Risk Factors Section of our Annual Report on Form 10-KSB filed March 21, 2007.  Other risks applicable to these forward-looking statements are also described in our periodic reports filed with the Securities and Exchange Commission.  Southwest does not undertake to update any forward-looking statements it makes; but may choose from time to time to update them and, if it does, will disseminate the updates to the investing public.

Contact:	Thomas E. Fox
President
Southwest Casino Corporation
Telephone: 952-853-9990

Investor Relations
Strategic Growth International
Stan Altschuler or Richard Cooper
212-838-1444 Tel.
saltschuler@sgi-ir.com
rcooper@sgi-ir.com
www.sgi-ir.com